Exhibit 99.2

China Armco Metals, Inc. (CNAM) – Earnings Call	Q4 2012

April 1, 2013

Operator: Good afternoon ladies and gentlemen, thank you for standing by. Welcome to the China Armco Metals Fourth Quarter and Full Year 2012 Earnings Conference Call. During today’s presentation all parties will be in a listen only mode, following the presentation, the conference will be opened for questions. If you have a question, please press the star followed by the No. 1 on your touchtone phone. If you would like to withdraw your question, please press the star followed by the No.2. If you’re using speaker equipment, please lift the handset before making your selections. This conference is being recorded today April 1, 2013. I’d now like to turn the conference over to Philip Rosen of The Language Factor, please go ahead Mr. Rosen.

Philip Rosen: Thank you and welcome everyone to today’s conference call for China Armco Metals. This call will cover China Armco’s financial and operating results for the fourth quarter and full year 2012. The earnings press release accompanying this conference call was issued Friday, March 29. On our call today, Mr. Kexuan Yao, Chairman and CEO, Fengtao Wen, CFO, Ms. Zhang, assistant to the Chairman, and Mr. Philip Rosen will be assisting with translations today.

Before we get started I am going to quickly read a disclaimer about forward looking statements. In addition to historical information, this conference call may contain , forward looking statements within the meaning of the Federal Securities laws regarding China Armco Metals Inc. Forward looking statements include any statement about plans, objectives, goals, strategies, future events of performance and underlying assumptions and other statements that are different than historical fact. These forward looking statements are based on current management expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from expectations reflected in these forward looking statements. Potential risks and uncertainties include change in demand for the company’s services, the impact of competition and government regulation and other risks contained in the statements contained in our filings with the SEC from time to time. All such forward looking statements, whether written or oral, made on behalf of the company are expressly qualified by these cautionary statements and such forward looking statements are subject to risks and uncertainties and we caution you not to place any undue reliance on these forward looking statements.

During the call today, the company will discuss non-GAAP financial measures. These specifically related to a non-cash charge for the change in the value of warrants. As such, the calculations which address operating income, net income, or earnings per share which do not include this charge are non-GAAP in nature and used solely to help investors have visibility into the financial metrics which are reflective of the operations. They should not be relied on for making informed decisions and, again, we’d like to point you to the SEC filings and subsequent notes.

During today’s call I will provide you our view of the performance for the fourth quarter and full year 2012 results, explaining our financial performance during a year of slowest growth of China’s economy in 13 years. I will conclude with a summary of our 2013 growth strategy that management believes with be accomplished through its implementation.

As a reminder and for those of you that are new shareholders, China Armco Metals is engaged in the sale and distribution of metal ore and non-ferrous metals throughout the PRC, and is in the recycling business with the launch of our metal recycling production facility at the end of Q3 2010. Located on 32 acres of land in Lianyungang city, close to several large steel mills and one of China’s largest ports, our facility is one of a few new state-of-the-art scrap metal recycling facilities in China capable of producing large quantity of high quality recycled steel. This facility positions us well to capitalize on the growing demand for recycled metal in China, which is estimated to be over 140 million metric tons in 2013. We sell to customers throughout China, including the fastest growing steel mills and foundries in the PRC. Raw materials are acquired from a diverse group of global suppliers located across several continents, including, but not limited to, Brazil, India, Indonesia, Ukraine and the United States. We trade a wide variety of ferrous and non-ferrous ore, iron ore, chrome ore, nickel ore, magnesium, copper ore, manganese ore and steel billet. Having been in this business for over 10 years, we have developed long term relationships with hundreds of suppliers worldwide and small to medium sized steel mills in China.

I would now like to discuss China Armco’s results for the fourth quarter and fiscal year 2012. Revenues for the fourth quarter of 2012 were $38.0 million compared to $9.5 million for the fourth quarter of 2011, an increase of 298%. This was primarily due to the significant increase in sales of our recycling business as result of steel market rebound in China in the period. In response to the market rebound, we quickly and proactively react to the market changes, speeded up processing of the raw materials acquired at a low cost during the market downturn, and sales of the products to our existing customers successfully.

Gross profit for the fourth quarter of 2012 significant increased by 298% to $4.4 million, representing a substantially improved gross margin of 11.6% compared to same period of 2011. Operating expenses increased to $2.6 million compared to $1.2 million in 2011, while operation income for the quarter increased 362% to 1.75 million, compared to an operating loss of $.67 million in the fourth quarter of 2011. Net income for the fourth quarter was $0.6 million, or $0.03 per diluted share, compared to a loss of ($1.5) million or ($0.10) for the same period last year.

Overall, for the fourth quarter of 2012, our recycling business operation improved significantly, which reflects our sales, gross profit, and income from operations increased 298%, 732% and 362% compared to same period of last year. Following on our profitable third quarter, we achieved net income in the fourth quarter as a whole again. This is the first time we had a consecutive two profitable quarters since we officially started recycling operation in later third quarter of 2010. The turnaround in financial results was resulted of the market rebound in the period also due to the fundamental improvement in all aspects of our recycling operation through past two year’s operation, such as streamlining supply chain and optimizing production process and so on.

Now I will discuss our fiscal 2012 results.

Net revenues in 2012 remained at approximately $106 million, compared to 2011. By business section, the net revenues from our metal recycling business increased by $17.8 million, or by 41%, to $61.6 million, compared to 2011; our net revenues for our metal ore trading business decreased approximately 28% in 2012 to $45.0 million, compared to $62.5 million in 2011. Our recycling business accounted for approximately 60% of our total revenue and has first time exceeded trading business, becoming the major sources of our net revenue and gross profit.

Gross profit for the full year 2012 was $8.5 million, an increase of 45% from $5.8 million for the year ended December 31, 2011. Gross margins increased to 8.0% in 2012 compared to 5.5% in 2011, which was primarily attributable to higher margins on sales of scrap metal valued at $61.6 million in 2012 with a gross margin of 10.2%.

Operating expenses of $7.6 million in 2012 increased by $0.8 million, or 12.5%, compared to 2011, primarily due to an increase in general and administrative expenses of $1.4 million including $0.8 million of non-cash stock compensation to officers and employees, and an increase in selling expenses of $0.12 million. Selling expenses include commissions, salaries and travel for the sales agents and warehouse fees. These increases were partially offset by a decrease in professional fees of $0.55 million including legal fees, audit fees, investor relations, website design and SEC filing services, and a decrease in operating cost of our idle manufacturing facility of $0.14 million. Our net loss in 2012 was $2.6 million, compared to net loss of $3.3 million in 2011, the decrease in loss primarily related to the increase in gross profit of $2.6 million as a result of improved gross margin in our recycling business.

Turning to our balance sheet, we had $1.4 million in cash and equivalents on December 31, 2012, compared to $1.0 million on December 31, 2011. We had working capital of $0.3 million compared to $1.6 million, and a current ratio of 1.01 to 1 on December 31, 2012 compared to 1.03 to 1 on December 31, 2011. The decrease in working capital was mainly due to increases in value added tax and other taxes payable of $2.5 million as result of increased sales which we could get 50% refund in the future, $0.4 million income tax due to the increased net income in our subsidiaries, and $0.3 million derivative warrant liability which will be expiring in August 2013. As of December 31, 2012, shareholders' equity was $41.8 million, slightly down from $42.3 million at the end of 2011.

For the year ended December 31, 2012, we had a $9 million net cash used in operations in 2012 compared to a net inflow of $14.3 million in 2011. The change primarily reflects a decrease in accounts payable of $17.4 million, an increase in accounts receivable of $14.9 million and a decrease in inventories of $20 million in the year ended 2012 compared to year ended 2011. The Company invested a total of approximately $50 million in the aggregate to acquire land use rights and to construct and purchase equipment for scrap metal facilities we operated. We maintain seven bank facilities with lines of credit totaling approximately $57 million in the aggregate. Approximately $33 million remained available at December 31, 2012. An additional $20 million bank facility’s renewal is currently in process.

We are intently focused on incorporating our growth strategy for 2013 as we continue to make steady progress in our metal recycling business and to refine and develop our metal trading business model. In 2012 our sales increased significantly with improved gross margin in compared to 2011 in our recycling business while trading business sales decreased in 2012 due to economy slow down and market condition in the PRC. By March 25, 2013, the Company’s trading business has delivered metal ores to its customers approximately 21,000 tons and 17,000 tons to be delivered. We continued to work with our global metal ore suppliers to seize market opportunities with manageable market risks. In third quarter we signed a financing mandate letter with Deutsche Bank. The new financing facility is custom-tailored for our new "Commodity Financing" model which enables us to provide financing service for our clients and liquidate the ore inventories stockpiled at the ports. We continue to work on and expect to make some major progresses on the new "Commodity Financing" model in 2013 which could significantly increase the growth potential of the Company.

In the metal recycling business, in 2012, we made substantial improvement both financially and fundamentally. As of result of our efforts and achievements, we have seen the first consecutive profitable quarters in the last two quarters of 2012 since we officially started our recycling business operation in 2010. More importantly, our recycling business has exceeded the trading business and has become the major source of our net revenue and gross profit. This is a milestone for our recycling business development which reflects the successful transition of our main business from high-volatility metal ore trading business to scrap metal recycling with stable margin and lower risk. We expect to continue to expend our overseas supply channels and recent development included negotiations on business cooperation with Japan and U.S. suppliers. During the third quarter our recycling business obtained new qualifications for scrap recycling operation. The updated qualification certificate allows our facility to recycle scrap metals imported from abroad without the requirement to use agents, who charge the company a fee. This is expected to substantially lower the company's cost by removing the agent fee in its operation and thus improve operating profit margin. The removal of the previous qualification limitation also enhances the company's capability on raw materials sourcing and purchasing and improves the company's operating capacity. Moreover, in the fourth quarter our recycling business further obtained the qualification from Chinese regulators to import and process various scrap metals, including waste metal appliances, scrap wires/cables and waste electric motors, from overseas to China directly. This is a milestone for the Company's supply chain development. With the license, China Armco can import and process scrap metals from overseas directly, which will significantly improve its global sourcing capability and cost control by removing import agents and directly working with global suppliers. More importantly, this license is the key to the Company's business strategy which it aims to generate excess profits in processing imported scrap metals by capitalizing on China labor cost advantages and its state-of-the-art scrap metal recycling facility. By year end of 2012, China Armco also expanded its purchases from overseas markets, acquiring approximately 12,000 MT of unprocessed scrap metals. By March 25, 2013, the Company has received orders in aggregate approximately 360,000 MTs for 2013 and beyond and has delivered approximately 26,500MT and additional 10,000MT in the shipping process.

Recently our recycling facility has been certified as a Demonstration Base for Steel Scrap Processing and Distribution by the China Steel Scrap Industrial Associations, and therefore could benefit from a 50% value added tax (VAT) refund in 2013 according to the upcoming policy of the Chinese government. The Company will benefit from the certification as well as the possible tax refund. The tax refund when effective could lower our costs and increase our profits by a large margin. Also, with the certification we are allowed to act as procurement agency for other uncertified companies, which could boost our domestic purchases and total sales as well.

Our Facility is fully capable of ramping up to satisfy an expected increase in production volumes. With the benefit of the greater efficiency of recycling operations and its strategic port location advantages, we are cautiously optimistic that we can operate profitably with potentially higher gross margins. Perhaps, most importantly, while enduring these tumultuous times, we wish to express our sincere appreciation to our customers, suppliers, vendors, as well as all of our long-term stockholders and banking institutions, for their unwavering support. All our credit facilities have been renewed on favorable terms, reflecting their continual confidence in our management team, our strategies and its future business prospects for success. As a result, we continue to remain optimistic for our business prospects for 2013, despite the existence of the world's economies mercurial nature.

This concludes my summary. Thank you very much. We will now open the call to any questions you may have for the management team.

Operator:     Thank you sir. We will now begin the question and answer session. As a reminder, if you have a question please press the star followed by the one on your touch tone phone. If you would like to withdraw your question press the star followed by the two and if you are using speaker equipment you will need to lift the handset before making your selection.